EXHIBIT 99.2

Inuvo Reports 23% Sequential Revenue Growth to $22.4 million for the Third Quarter of 2024

Announces strong start to Q4 2024 and projecting double-digit revenue growth

Inuvo management to host conference call today at 8:30 AM EST

LITTLE ROCK, AR, November 8, 2024 -- Inuvo, Inc. (NYSE American: INUV), provider of the first generative artificial intelligence (AI) advertiser solution made specifically for brands and agencies, today provided a business update, and announced its financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Financial and Business Highlights:

•	Revenue for the three months ended September 30, 2024 was $22.4 million, a 23% sequential increase in revenue for Q3 2024 compared to Q2 2024
•	Revenue from Agencies & Brands for the three months ended September 30, 2024 was up 15%, Platforms was down 12%, compared to the same quarter last year. Sequentially, revenue from Agencies & Brands was up 16% and Platforms was up 24%, respectively over the second quarter of 2024
•	Adjusted EBITDA loss was $357 thousand for the three months ended September 30, 2024, a $310 thousand improvement over the second quarter 2024
•	Net loss was $2 million for the three months ended September 30, 2024, which included a one-time $600 thousand non-cash impairment charge
•	The Company secured a $10.0 million credit line in July
•	The Company closed a significant new retail client agreement

Nine-Month 2024 Financial and Business Highlights:

•	Revenue increased 8.5% to $57.6 million for the nine months ended September 30, 2024 over the same period last year
•	Adjusted EBITDA loss improved $2.4 million for the nine months ended September 30, 2024 over the same period last year
•	Net loss reduced by $2.1 million for the nine months ended September 30, 2024 over the same period last year

Richard Howe, CEO of Inuvo, stated, “We’re pleased to report 23% sequential growth for Q3 2024. Although revenue was down about 9% year-over-year in Q3 2024 due to an exceptionally strong quarter recorded in Q3 2023, revenue increased approximately 9% year-over-year for the nine months ended September 30, 2024.  Our continued growth is a key element of our strategy to achieve positive cash flow in the near term. Towards that end, our adjusted EBITDA improved by approximately $2.4 million for the nine months ended September 30, 2024. Moreover, with a strong start to Q4 2024, we are forecasting double-digit year-over-year growth for the quarter.”

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IntentKey is the first large-language generative AI that identifies and targets audiences without consumer data, tracking, or cookies, outperforming competitors. This advanced AI empowers marketers with Inuvo's audience discovery and targeting in managed and self-service formats.

Mr. Howe continued, “We are preparing for the launch of an exciting update to our self-service IntentKey product, which we expect to announce early in Q1 2025. This update will take AI driven audience curation and targeting to an entirely new level never before achieved within marketing.”

Financial Results for the Three Months Ended September 30, 2024

Net revenue for the third quarter of 2024 totaled $22.4 million, compared to $24.6 million for the same period last year.

Cost of revenue for the third quarter of 2024 totaled $2.6 million, compared to $2.3 million for the same period last year. The increase in the cost of revenue for the three months ended September 30, 2024, as compared to the same period last year, was related to the change in revenue mix.

Gross profit for the three months ended September 30, 2024, totaled $19.8 million as compared to $22.3 million, for the same period last year. Gross profit margin for the three months ended September 30, 2024, was 88.4% as compared to 90.7% for the same period last year.

Total operating expenses for the three months ended September 30, 2024, totaled $21.7 millioncompared to $23.5 million for the same period last year.  Marketing costs this year include a non-cash impairment charge of $600 thousand related to a referral and support services agreement that is no longer active.

Net Interest expense was approximately $101 thousand in the third quarter of 2024 compared to a net interest income of approximately $20 thousand in the same quarter last year.

Net loss for the third quarter of 2024 totaled $2.0 million, or $0.01 per basic and diluted share, as compared to net loss of $1.2 million, or $0.01 per basic and diluted share, for the same period last year. Net loss includes $1.6 million of non-cash expenses; depreciation, amortization, stock-based compensation and a one-time impairment charge.

Adjusted EBITDA [see reconciliation table below] was a loss of approximately $357 thousand in the third quarter of 2024, compared to an income of approximately $32 thousand for the same period last year.

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Liquidity and Capital Resources:

As of September 30, 2024, Inuvo had $2.6 million in cash and cash equivalents and an unused working capital facility of $10.0 million and no debt.

As of November 1, 2024, Inuvo had 140,499,799 common shares issued and outstanding.

Conference Call Details:

Date: Friday, November 8, 2024

Time: 8:30 a.m. Eastern Standard Time

Toll-free Dial-in Number: 1-800-717-1738

International Dial-in Number: 1- 646-307-1865

Conference ID: 1131160

Webcast Link: HERE

A telephone replay will be available through Friday, November 22, 2024. To access the replay, please dial 1- 844-512-2921 (domestic) or 1- 412-317-6671 (international). At the system prompt, please enter the code1131160 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo

Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visitwww.inuvo.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Inuvo’s quarter-end financial close process and preparation of financial statements for the quarter that are subject to risks and uncertainties that could cause results to be materially different than expectations. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed on February 29, 2024, and our other filings with the SEC. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:

Wally Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

Investor Relations:

David Waldman / Natalya Rudman

Crescendo Communications, LLC

Tel: (212) 671-1020

inuv@crescendo-ir.com

(Tables follow)

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INUVO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2024	2023	2024	2023
Net revenue	$22,371,153	$24,570,588	$57,603,935	$53,069,433
Cost of revenue	2,594,642	2,274,626	7,599,872	7,833,729
Gross profit	19,776,511	22,295,962	50,004,063	45,235,704
Operating expenses	88.4%	90.7%	86.8%	85.2%
Marketing costs	17,006,131	17,625,806	42,540,355	36,769,972
Compensation	3,106,384	3,525,943	9,362,474	10,202,200
Selling, general and administrative	1,607,258	2,335,295	3,835,162	6,229,069
Total operating expenses	21,719,773	23,487,044	55,737,991	53,201,241
Operating loss	(1,943,262)	(1,191,082)	(5,733,928)	(7,965,537)
Interest expense (income), net	101,031	(19,852)	163,862	37,454
Other income	-	250	-	14,668
Income tax expense (income)	-	-	5,352	-
Net loss	(2,044,293)	(1,170,980)	(5,903,142)	(7,988,323)
Other comprehensive income
Unrealized loss on marketable securities	-	-	-	84,868
Comprehensive loss	(2,044,293)	(1,170,980)	(5,903,142)	(7,903,455)

Earnings per share, basic and diluted
Net loss income	($0.01)	($0.01)	($0.04)	($0.06)
Weighted average shares outstanding
Basic	140,454,840	127,381,051	139,791,180	128,793,522
Diluted	140,454,840	127,381,051	139,791,180	128,793,522

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INUVO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2024	2023
Assets

Cash and cash equivalent	$2,586,821	$4,440,454
Accounts receivable, net	8,782,460	9,226,956
Prepaid expenses and other current assets	882,550	1,076,121
Total current assets	12,251,831	14,743,531

Property and equipment, net	1,791,896	1,680,788

Goodwill	9,853,342	9,853,342
Intangible assets, net of accumulated amortization	4,012,249	4,664,791
Other assets	1,074,407	1,431,692

Total assets	$28,983,725	$32,374,144

Liabilities and Stockholders Equity

Current liabilities
Accounts payable	$7,088,597	$6,432,120
Accrued expenses and other current liabilities	8,590,948	8,100,354
Total current liabilities	15,679,545	14,532,474

Long-term liabilities	901,244	859,484

Total stockholders' equity	12,402,936	16,982,186
Total liabilities and stockholders' equity	$28,983,725	$32,374,144

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RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2024	2023	2024	2023
Net loss	(2,044,293)	(1,170,980)	$(5,903,142)	$(7,988,323)
Interest expense (income), net	101,031	(19,852)	163,862	37,454
Income tax expense	-	-	5,352	-
Depreciation	440,899	420,808	1,298,653	1,245,762
Amortization	172,495	265,904	700,860	816,167
EBITDA	(1,329,868)	(504,120)	(3,734,415)	(5,888,940)
Stock-based compensation	372,540	536,538	1,087,533	1,471,683
Non recurring items:
Impairment and amortization of referral and support services agreement advance	600,000		600,000
Adjusted EBITDA	(357,328)	32,418	(2,046,882)	(4,417,257)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) income tax expense, (iii) depreciation, and (iv) amortization. We further define Adjusted EBITDA as EBITDA plus (v) stock-based compensation and (vi) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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